Exhibit 99.1

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Walgreens Announces Intention to List Walgreens Boots Alliance Shares on Nasdaq

Following Completion of Holding Company Reorganization

Company intends to delist and deregister common stock from NYSE and CHX

Deerfield, Ill., Dec. 19, 2014 – Walgreen Co. (NYSE: WAG) (Nasdaq: WAG) announced today that it intends to apply to list the shares of Walgreens Boots Alliance, Inc. common stock on The Nasdaq Stock Market LLC under the ticker symbol “WBA” following the closing of the previously announced reorganization of Walgreens into a holding company structure pursuant to a merger of a wholly owned subsidiary of Walgreens with and into Walgreens (the “Reorg Merger”), in which issued and outstanding shares of Walgreens common stock, par value $0.078125 per share, will be converted automatically into the right to receive shares of Walgreens Boots Alliance common stock, par value $0.01 per share, on a one-for-one basis, and the acquisition of the remaining 55 percent of Alliance Boots GmbH that it does not currently own. Listing will be subject to the closing of the Reorg Merger and to Walgreens Boots Alliance fulfilling all of the listing requirements of the Nasdaq Stock Market.

Walgreens also announced today that it has notified the New York Stock Exchange (NYSE) and the Chicago Stock Exchange (CHX) of its intention to voluntarily withdraw its common stock from listing on both the NYSE and the CHX and from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in respect of such exchanges upon the closing of the Reorg Merger. Walgreens proposed delisting is contingent upon the closing of the Reorg Merger, which is subject to, among other conditions, the receipt of shareholder approval. To effect the delisting, Walgreens expects to file a Form 25 in respect of such exchanges with the Securities and Exchange Commission. Walgreens reserves the right to delay the filing of the Form 25 or to withdraw such filing for any reason prior to its effectiveness, including, without limitation, in the event that the Reorg Merger is delayed or is not completed for any reason.

Walgreens decision to withdraw its common stock from listing on the NYSE and the CHX and from registration under the Exchange Act in respect of such exchanges and to list shares of Walgreens Boots Alliance common stock solely on The Nasdaq Stock Market LLC was based on its determination that, following the completion of the Reorg Merger, shares of Walgreens Boots Alliance common stock should trade on a single national securities exchange in order to, among other things, reduce the administrative costs and burdens associated with maintaining the listing on multiple national securities exchanges.

About Walgreens

As the nation’s largest drugstore chain with fiscal 2014 sales of $76 billion, Walgreens (www.walgreens.com) vision is to be America’s most loved pharmacy-led health, wellbeing and beauty enterprise. Each day, in communities across America, more than 8 million customers interact with Walgreens using the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice. Walgreens scope of pharmacy services includes retail, specialty, infusion, medical facility and mail service, along with online and mobile services. These services improve health outcomes and lower costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. The company operates 8,229 drugstores with a presence in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. Walgreens digital business includes Walgreens.com, drugstore.com, Beauty.com, SkinStore.com and VisionDirect.com. Walgreens also manages more than 400 Healthcare Clinic and provider practice locations around the country.

Important Information for Investors and Shareholders

In connection with the proposed transactions between Walgreen Co. (“Walgreens”) and Alliance Boots GmbH, Walgreens Boots Alliance, Inc. (“WBA”) has filed with the SEC a registration statement on Form S-4 and two amendments thereto, as well as a definitive prospectus of WBA and a definitive proxy statement of Walgreens in connection with the proposed transactions. The registration statement, as amended was declared effective by the SEC on November 24, 2014, and the definitive proxy statement/prospectus was mailed to Walgreens’ shareholders on or about November 24, 2014. INVESTORS AND SECURITY HOLDERS OF WALGREENS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE TRANSACTIONS THAT HAVE BEEN OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus and other documents filed with the SEC by Walgreens or WBA through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Walgreens or WBA will be available free of charge on Walgreens’ internet website at www.walgreens.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by contacting Walgreens’ Investor Relations Department at (847) 315-2361.

Participants in the Solicitation

Walgreens, Alliance Boots GmbH, WBA and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Walgreens common stock in respect of the proposed transactions. You can find information about Walgreens’ directors and executive officers in Walgreens’ Annual Report on Form 10-K for the year ended August 31, 2014, as amended. Additional information regarding the persons who are, under the rules of the SEC, participants in the solicitation of proxies in favor of the proposed transactions is set forth in the definitive proxy statement/prospectus. You can obtain free copies of these documents, which are filed with the SEC, from Walgreens using the contact information above.

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